Exhibit 10.29

NEITHER THIS AWARD NOR THE SECURITIES INTO WHICH THIS AWARD ARE CONVERTIBLE HAVE BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS THEREUNDER AND IN COMPLIANCE WITH APPLICABLE STATE SECURITIES OR BLUE SKY LAWS.

SOLAR POWER, INC.
________________, 200__

[NAME OF PARTICIPANT]
[Address of Participant]

Dear Participant:

Pursuant to the terms and conditions of the Solar Power, Inc. 2006 Equity Incentive Plan (the “Plan”), you have been granted a Restricted Stock Award of  _________________ shares of common stock (the “Award”) as outlined below.

Granted To:	_____________________

Grant Date:	_____________________

Restricted Stock Granted:	_____________________

Expiration Date:	_____________________

Conditions to Vesting:	________________________________________________
________________________________________________

Market Value at Grant Date:	_______________

Vesting Schedule:	____% per year for __ years
(if applicable)
___% on __________
___% on __________
___% on __________
___% on __________

This Award grant is subject to all of the Terms and Conditions attached hereto and incorporated herein by reference. The capitalized terms used in this Award will have the same meanings as set forth in the Plan. A Summary of the Plan and a copy of the Plan is provided herewith.

SOLAR POWER, INC. PARTICIPANT

By:	____________________________(signature)	___________________________ (signature)
_______________________________(title)
Date: ___________		Date: _____________

Notice: All notices to be given by either party to the other will be in writing and may be transmitted by overnight courier; or mail, registered or certified, postage prepaid with return receipt requested; or personal delivery; or facsimile transmission, provided, however, that notices of change of address or facsimile number will be effective only upon actual receipt by the other party. Notices will be delivered to Solar Power, Inc., 4080 Cavitt Stallman Rd., Granite Bay, CA 95746 Attn: Glenn Carnahan, and to the employee at the last known address of the employee as provided to Solar Power, Inc.

Term And Conditions Of
Restricted Stock Award Agreement

Solar Power, Inc. is referred to as "Company" and Employee granted award is referred to as "Participant".

1.   Plan Controls. The terms contained in the Plan are incorporated into and made a part of this Award and this Award will be governed by and construed in accordance with the Plan. In the event of any actual or alleged conflict between the provisions of the Plan and the provisions of this Award, the provisions of the Plan will be controlling and determinative.

2.   Notification of Disposition. Participant agrees to notify the Company in writing within 30 days of any disposition of Shares acquired pursuant to this Award.

3.   Issue Date, Vesting Date and Consequences of Vesting. If the Participant is employed by the Company on an Issue Date (which may be the date of grant), the specified number of shares of Restricted Stock will be issued in accordance with the provisions of Section 5 below. Provided that all conditions to the vesting of a share of Restricted Stock imposed hereto are satisfied, such share will vest and the restrictions will cease to apply to such share.

4.   Forfeiture. Except as otherwise determined by the Administrator at the time of the grant of this Award or thereafter, upon failure to affirmatively accept the grant of this Restricted Stock Award by execution of this Restricted Stock Award Agreement, termination of employment during the applicable restriction period, failure to satisfy the restriction period or failure to satisfy a performance goal during the applicable restriction period, Restricted Stock that is at that time subject to restrictions will immediately be forfeited and returned to the Company; except as otherwise mutually agreed upon in writing by the Administrator and the Participant. The Company has the right to require the return of all dividends paid on such shares, whether by termination of any escrow arrangement under which such dividends are held or otherwise.

5.   Certificates of Restricted Stock. The Secretary of the Company will hold such certificate evidencing this Award of restricted stock for the Participant’s benefit pursuant to the provisions of the Plan until such time as the Restricted Stock is forfeited to the Company or the restrictions lapse. Such certificate will bear a legend or legends that comply with the applicable securities laws and regulations and make appropriate reference to the restrictions imposed by this Award Agreement.

6.   Voting and Dividends. Holders of Restricted Stock will have the right to vote such Restricted Stock and the right to receive any dividends declared or paid with respect to such Restricted Stock. The Administrator may require that any dividends paid on shares of Restricted Stock will be held in escrow until all restrictions on such shares have lapsed and/or the Administrator may provide that any dividends paid on Restricted Stock must be reinvested in shares of Stock, which may or may not be subject to the same vesting conditions and restrictions applicable to such Restricted Stock. All distributions, if any, received by the Participant with respect to Restricted Stock as a result of any stock split, stock dividend, combination of shares, or other similar transaction will be subject to the restrictions applicable to the original Award.

7.   Withholding. The Company may require the Participant to remit to the Company by cash or check payable to the Company, an amount sufficient to satisfy federal, state and local taxes and FICA withholding requirements whenever Shares are to be issued, or when under applicable tax laws, Participant incurs tax liability in connection with the vesting of this Award. Any such payment must be made promptly when the amount of such obligation becomes determinable. In lieu thereof, the Company may withhold the amount of such taxes from any other sums due or to become due from the Company as the Administrator will prescribe.

To the extent permissible by law, and at its sole discretion, the Administrator may permit the Participant to satisfy any such withholding tax at the time of grant, in whole or in part, with shares of Stock up to an amount not greater than the Company’s minimum statutory withholding rate for federal and state tax purposes, including payroll taxes. The Administrator may exercise its discretion, by (i) directing the Company to apply shares of Stock to which the Participant is entitled as a result of this Award, or (ii) delivering to the Company shares of Stock owned by the Participant for more than six (6) months, unless the delivery of the Shares is otherwise exempt from Section 16 of the Exchange Act; but Participant may only satisfy his or her withholding obligation with shares of Stock that are not subject to any repurchase, forfeiture, unfulfilled vesting or other similar requirements.

8.   Restrictions on Transfer Prior to Vesting. Unless otherwise provided, prior to the vesting of Restricted Stock, Restricted Stock Awards, granted under this Agreement, and any rights and interests therein, including the Restricted Stock itself, will not be transferable or assignable by the Participant, and may not be made subject to execution, attachment or similar process, otherwise than by will or by the laws of descent and distribution. Unless otherwise provided in the Plan, during the lifetime of the Participant, this Restricted Stock Award and any rights and interests herein, will be exercisable only by the Participant, and any election with respect hereto may be made only by the Participant. Any attempt to transfer this Restricted Stock Award or any rights and interests herein including the Restricted Stock itself, will be void unless the Administrator determines in its sole and absolute discretion that the attempt was inadvertent or unintentional, such Award, including the Restricted Stock itself and any rights and interests therein, will be forfeited by the Participant.

9.   Dissolution, Liquidation, Merger: Company Not The Survivor. In the event of a dissolution or liquidation of the Company, a merger, consolidation, combination or reorganization in which the Company is not the surviving corporation, or a sale of substantially all of the assets of the Company (as determined in the sole discretion of the Board) (a “Dissolution Event”), the Administrator, in its absolute discretion, will make a determination as to whether the unvested portions of this Award will (i) accelerate and vest at a time prior to the Dissolution Event; (ii) be substituted or assumed by the surviving entity with such Award being subject to the same restrictions, terms and conditions; or (iii) lapse subject to the forfeiture provisions of section 4 above.

10.    No Obligation To Employ. Nothing in the Plan or this Award will confer or be deemed to confer on any Participant any right to continue in the employ of, or to continue any other relationship with, the Company or a Subsidiary, or to limit in any way the right of the Company or a Subsidiary, to terminate Participant's employment or other relationship at any time, with or without cause.

11.    Compliance With Code Section 162(m). At all times when the Administrator determines that compliance with Code Section 162(m) is required or desired, this Award if granted to a Named Executive Officer will comply with the requirements of Section 162(m). In addition, in the event that changes are made to Section 162(m) to permit greater flexibility with respect to this Award, the Administrator may, subject to this provision make any adjustments it deems appropriate.

12.    Compliance With Code Section 409A. Notwithstanding any provision of the Plan to the contrary, if any provision of the Plan or this Award contravenes any regulations or Treasury guidance promulgated under Code Section 409A or could cause this Award or any Award to be subject to the interest and penalties under Section 409A, such provision of the Plan, this Award will be modified to maintain, to the maximum extent practicable, the original intent of the applicable provision without violating the provisions of Section 409A. In addition, in the event that changes are made to Section 409A to permit greater flexibility with respect to this Award, the Administrator may make any adjustments it deems appropriate.

13.    Code Section 280G. Notwithstanding any other provision of the Plan to the contrary, if the right to receive or benefit from this Award, either alone or together with payments that Participant has a right to receive from the Company, would constitute a "parachute payment" (as defined in Code Section 280G), all such payments will be reduced to the largest amount that will result in no portion being subject to the excise tax imposed by Code Section 4999.

14.    Securities Law And Other Regulatory Compliance. The Company will not be obligated to issue any Shares upon the grant of this Award unless such Shares are at that time effectively registered or exempt from registration under the federal securities laws and the offer and sale of the Shares are otherwise in compliance with all applicable securities laws. The Company will be under no obligation to register the Shares with the SEC or to effect compliance with the registration, qualification or listing requirements of any state securities laws, stock exchange or automated quotation system, and the Company will have no liability for any inability or failure to do so. Upon the grant of all or any portion of this Award, Participant may be required to furnish representations or undertakings deemed appropriate by the Company to enable the offer and sale of the Shares or subsequent transfers of any interest in such Shares to comply with applicable securities laws. Evidences of ownership of Shares acquired upon grant of this Award will bear any legend required by, or useful for purposes of compliance with, applicable securities laws, the Plan or this Award.

15.    Arbitration.

15.1   General. Any controversy, dispute, or claim arising out of or relating to this Award which cannot be amicably settled within thirty (30) days (or such longer period as may be mutually agreed upon) from the date either the Company or Participant notifies the other in writing that such dispute or disagreement exists will be settled by arbitration. Said arbitration will be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association.

15.2   Injunctive Actions. Nothing herein contained will bar the right of either the Company or Participant to seek to obtain injunctive relief or other provisional remedies against threatened or actual conduct that will cause loss or damages under the usual equity rules including the applicable rules for obtaining preliminary injunctions and other provisional remedies.

16.    Tax Effect. The federal and state tax consequences of restricted stock awards are complex and subject to change. Each person should consult with his or her tax advisor before accepting this Award or disposing of any Shares acquired upon the grant of this Award.

17.    Entire Agreement. This Award Grant including the Terms and Conditions and the Plan constitute the entire contract between the Company and Participant hereto with regard to the subject matter hereof. They supersede any other agreements, representations or understandings (whether oral or written and whether express or implied), which relate to the subject matter hereof.

18.    Severability. In the event that any portion of this Agreement is found to be unenforceable, the remaining portions of this Agreement will remain valid and in full force and effect.

19.    Choice of Law. This Agreement will be governed by, and construed in accordance with, the laws of the State of California, as such laws are applied to contracts entered into and performed in such State.

20.    Binding Effect. This Agreement will inure to the benefit of, and be binding upon, the parties hereto and their respective heirs, executors, and successors.